MGP INGREDIENTS REPORTS FOURTH QUARTER AND
FULL YEAR 2024 RESULTS
Fourth quarter results in line with expectations; Provides 2025 financial guidance
ATCHISON, Kan., February 26, 2025 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading provider of branded and distilled spirits and food ingredient solutions, today reported results for the fourth quarter and full year ended December 31, 2024.

“Despite ongoing industry-wide challenges, our fourth quarter results were in line with our expectations. Elevated industry-wide barrel whiskey inventories continue to weigh on overall brown goods sales and pricing trends, pressuring our financial performance and overshadowing the meaningful strides we continue to make across our Branded Spirits and Ingredient Solutions businesses. Led by Penelope, our premium plus portfolio outpaced category growth in 2024, even as we faced headwinds from the repositioning of certain brands for long-term success. At the same time, the sequential improvement in Ingredient Solutions sales and gross margin reinforces our belief that our specialty wheat ingredients platform is structurally positioned to win in the faster growing "healthier for me" food segments,” said Brandon Gall, Interim President and CEO, and CFO.

He added, “Our 2025 financial guidance, particularly the revised outlook for the Distilling Solutions business, reflects our decisive, proactive actions that are designed to de-risk our brown goods outlook. As we reposition this business to the evolving industry landscape, executing our long-term strategy to establish MGP as a premier branded spirits company remains a top priority.”

2024 fourth quarter consolidated results compared to 2023 fourth quarter
•Consolidated sales decreased 16% to $180.8 million. Excluding the impact of the Atchison distillery, consolidated sales decreased by 7%.
•Consolidated gross profit decreased 13% to $74.5 million and gross profit margin increased by 160 basis points to 41.2%. Excluding the impact of the Atchison distillery, gross profit declined by 15% and gross margin decreased 400 basis points to 41.2%.
•Net income decreased to a loss of $42.0 million due to a one-time, non-cash adjustment of $73.8 million to lower the carrying amount of goodwill in the Branded Spirits segment. On an adjusted basis, net income decreased 6% to $34.4 million.
•Basic earnings per common share ("EPS") decreased to $(1.91) per share from $1.39 per share, primarily due to a one-time, non-cash adjustment to goodwill. Adjusted basic EPS decreased 4% to $1.57 per share.
•Adjusted EBITDA decreased 9% to $53.1 million.
•The company repurchased 758,576 shares of its common stock for $36.6 million during the fourth quarter.

2024 full year consolidated results compared to 2023 full year
•Consolidated sales decreased 16% to $703.6 million. Excluding the impact of the Atchison distillery, consolidated sales decreased by 4%.
•Consolidated gross profit decreased 6.0% to $286.3 million and gross profit margin increased by 430 basis points to 40.7%. Excluding the impact of the Atchison distillery, gross profit declined by 7%, while gross profit margin decreased 170 basis points to 40.8%.
•Net income decreased 68% to $34.5 million primarily due to a one-time, non-cash adjustment to goodwill. On an adjusted basis, net income decreased 4% to $125.3 million.
•Basic EPS decreased to $1.56 per share from $4.82 per share primarily due to a one-time, non-cash adjustment to goodwill. Adjusted basic EPS decreased 4% to $5.64 per share from $5.90 per share in 2023.
•Adjusted EBITDA decreased 6% to $196.5 million. Depreciation and amortization remained largely flat at $22.0 million, while share based compensation expense declined by 57% to $3.2 million.
•Capital expenditures of $73.2 million were largely in line with our expectations.
•Operating cash flows increased $18.5 million to $102.3 million.
•The company repurchased 886,936 shares of its common stock for $46.6 million during 2024.
•Net debt leverage ratio stands at approximately 1.5x as of December 31, 2024.

Consolidated results for the 2024 fourth quarter compared to the 2023 fourth quarter

In the fourth quarter 2024, excluding the impact of the Atchison distillery, consolidated sales decreased by 7% as the expected sales declines in the Distilling Solutions and Branded Spirits segments more than offset higher Ingredient Solutions segment sales. Excluding the impact of the Atchison distillery, consolidated gross profit declined by 15% to $74.5 million due to lower gross profits across all three operating segments. Gross margin decreased 400 basis points due to lower gross margins in the Distilling Solutions and Ingredient Solutions segments. Operating income decreased to a loss of $30.4 million, while adjusted operating income decreased 7% to $46.8 million as lower selling, general and administrative ("SG&A") costs partially offset lower gross profits.

During the fourth quarter, we recorded a $73.8 million non-cash adjustment to the carrying value of goodwill in the Branded Spirits segment, primarily due to certain unfavorable macroeconomic factors such as a higher discount rate and lower peer company valuation multiples since the 2021 Luxco acquisition. These charges resulted in a net loss of $42.0 million and basic EPS loss of $1.91 for the fourth quarter. On an adjusted basis, fourth quarter net income and basic EPS were $34.4 million and $1.57 per share.

Distilling Solutions
For the fourth quarter 2024, Distilling Solutions segment sales decreased 25% to $82.0 million and gross profit decreased by 8% to $36.7 million, or 44.8% of segment sales. Excluding the impact of the Atchison distillery, segment sales decreased 6% to $82.0 million as the expected decline in brown good sales more than offset the double digit increase in warehouse services and other sales. Segment gross profit decreased by 16% to $36.7 million, or 44.8% of segment sales, excluding the impact of the Atchison distillery, primarily due to lower sales of higher margin aged whiskey.

For the full year 2024, Distilling Solutions segment sales decreased 26% to $332.2 million. Excluding the impact of the Atchison distillery, segment sales decreased 3% to $330.9 million, as the 8% decline in brown good sales more than offset the double digit increase in warehouse services and other sales. Full year gross profit decreased by 2% to $141.9 million, or 42.7% of segment sales. Excluding the impact of the Atchison distillery, segment gross profit decreased by 9% to $142.4 million, or 43.0% of segment sales, primarily due to weaker brown goods results in the second half of the year.

Branded Spirits
For the fourth quarter 2024, Branded Spirits segment sales decreased 12% to $64.0 million as the double digit decline in mid and value priced brands, consistent with full year trends, was further impacted by lower premium plus sales. Sales of our premium plus portfolio declined by 12% during the quarter primarily due to lapping strong growth in the year-ago period. Gross profit decreased by 11% to $29.6 million while gross margin improved by 60 basis points to 46.2%.

For the full year 2024, Branded Spirits sales decreased 5% to $240.8 million. Our premium plus sales increased by 5% as we continue to execute focused initiatives across our American whiskey and tequila categories; however this growth was partially offset by the negative impact from the planned optimization of our mid and value priced portfolio as we continue to align our portfolio with consumer trends. Full year gross profit increased by 5% to $118.2 million and gross margin improved by 470 basis points to 49.1%, benefiting from the ongoing premiumization of our branded portfolio.

Ingredient Solutions
Ingredient Solutions segment sales increased by 4% to $34.7 million for the fourth quarter 2024. As expected, specialty protein sales posted its first quarterly growth of the year as new business wins offset the stronger U.S. dollar's impact on our international sales. In the fourth quarter, we delivered gross profit of $8.2 million and gross margin of 23.5%, marking the strongest quarterly performance of the year, as we continue to make progress on realizing the full benefits of operating the Ingredient Solutions business independent of the Atchison distillery.

For the full year 2024, Ingredient Solutions segment sales decreased 1% to $130.6 million as headwinds from the stronger U.S. dollar and lower commodity starch sales were largely offset by continued strong growth of specialty starch sales, particularly under the Fibersym brand. Excluding the impact of the Atchison distillery, segment gross profit of $26.2 million and gross margin of 20.1% in 2024 declined from $40.5 million and 30.8% in 2023.

Additional Highlights
Fourth quarter 2024 advertising and promotion expenses decreased 15% to $10.5 million but increased by 6% for the full year 2024 to $40.5 million. Corporate SG&A expenses decreased by 21% and 11% for the fourth quarter and full year to $20.4 million and $81.4 million, respectively, reflecting lower incentive compensation expenses.

The corporate effective tax rate for the fourth quarter 2024 was (31.5)%, compared with 24.0% from the year ago period, primarily due to a one-time, non-tax deductible adjustment to goodwill. Excluding the impact of the goodwill adjustment, the effective tax rate for fourth quarter 2024 was 24.0%.

2025 Financial Guidance
The consolidated financial guidance for 2025 includes:

•Sales are projected to be in the range of $520 million to $540 million.
•Adjusted EBITDA is expected to be in the range of $105 million to $115 million.
•Adjusted basic EPS is expected to be in the $2.45 to $2.75 range, with weighted average basic shares outstanding of approximately 21.3 million, and an effective tax rate of approximately 25%.
•Full year capital expenditures are expected to be approximately $36 million.

Conference Call and Webcast Information
MGP Ingredients will host a conference call today, February 26, 2025, at 10 a.m. ET to discuss these results and current business trends. Investors can dial 844-308-6398 or 412-717-9605 (international) to listen to the live call. A live webcast will be available at “News and Events” section of the company’s Investor Relations website at ir.mgpingredients.com/news-events. A replay of the conference call will be available on the company’s website.

About MGP Ingredients, Inc.
MGP Ingredients, Inc. (Nasdaq: MGPI) is a leading producer of premium branded and distilled spirits, as well as food ingredient solutions. Since 1941, we have combined our expertise and energy aimed at formulating excellence, bringing product ideas to life collaboratively with our customers.
As one of the largest distillers in the U.S., MGP’s offerings include bourbon and rye whiskeys, gins, and vodkas, which are created at the intersection of science and imagination, for customers of all sizes, from crafts to multinational brands. With distilleries in Kentucky and Indiana, and bottling operations in Missouri, Ohio, and Northern Ireland, MGP has the infrastructure and expertise to create on any scale.

MGP’s branded spirits portfolio covers a wide spectrum of brands in every segment, including iconic brands from Luxco, which was founded in 1958 by the Lux Family. Luxco is a leading producer, supplier, importer, and bottler of beverage alcohol products. Our branded spirits mission is to meet the needs and exceed the expectations of consumers, associates, and business partners. Luxco’s award-winning spirits portfolio includes well-known brands from four distilleries: Bardstown, Kentucky-based Lux Row Distillers, home of Ezra Brooks, Rebel, Blood Oath, David Nicholson, and Daviess County; Lebanon, Kentucky-based Limestone Branch Distillery, maker of Yellowstone Kentucky Straight Bourbon Whiskey, Minor Case Straight Rye Whiskey, and Bowling & Burch Gin; Jalisco, Mexico-based Destiladora González Lux, producer of 100% agave tequilas, El Mayor, Exotico, and Dos Primos; and the historic Ross & Squibb Distillery in Lawrenceburg, Indiana, where Penelope Bourbon, Remus Straight Bourbon Whiskey, and Rossville Union Straight Rye Whiskey are produced. The innovative and high-quality brand portfolio also includes Everclear Grain Alcohol, Pearl Vodka, Green Hat Gin, Saint Brendan’s Irish Cream, The Quiet Man Irish Whiskey, and other well-recognized brands.

In addition, our Ingredient Solutions segment offers specialty proteins and starches that help customers harness the power of plants and provide a host of functional, nutritional, and sensory benefits for a wide range of food products.

The transformation of American grain into something more is in the soul of our people, products, and history. We’re devoted to unlocking the creative potential of this extraordinary resource. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the strides in the businesses of MGP Ingredients, Inc. (the “Company” or “MGP”), ability to win in food segments, actions to de-risk its outlook, ability to establish the Company as a premier branded spirits company; and the Company’s 2025 outlook, including its expectations for sales, adjusted EBITDA, adjusted EPS, shares outstanding, tax rate, and capital expenditures. Forward looking statements are usually identified by or are associated with words such as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “project,” “forecast,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and similar terminology. These forward-looking statements reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, Company financial results, and Company financial condition and are not guarantees of future performance.

All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from our expectations include without limitation any effects of changes in consumer preferences and purchases and our ability to anticipate or react to those changes; our ability to compete effectively and any effects of industry dynamics and market conditions; damage to our reputation or that of any of our key customers or their brands; failure to introduce successful new brands and products or have effective marketing or advertising; changes in public opinion about alcohol or our products; our reliance on our distributors to distribute our branded spirits; our reliance on fewer, more profitable customer relationships; interruptions in our operations or a catastrophic event at our facilities; decisions concerning the quantity of maturing stock of our aged distillate; any inability to successfully complete our capital projects or fund capital expenditures or any warehouse expansion issues; our reliance on a limited number of suppliers; work disruptions or stoppages; climate change and measures to address climate change; regulation and taxation and compliance with existing or future laws and regulations; tariffs, trade relations, and trade policies; excise taxes, incentives and customs duties; our ability to protect our intellectual property rights and defend against alleged intellectual property rights infringement claims; failure to secure and maintain listings in control states; labeling or warning requirements or limitations on the availability of our products; product recalls or other product liability claims; anti-corruption laws, trade sanctions, and restrictions; litigation or legal proceedings; limited rights of common stockholders and anti-takeover provisions in our governing documents; the impact of issuing shares of our common stock; higher costs or the unavailability and cost of raw materials, product ingredients, energy resources, or labor; failure of our information technology systems, networks, processes, associated sites, or service providers; acquisitions and potential future acquisitions; interest rate increases; reliance on key personnel; commercial, political, and financial risks; covenants and other provisions in our credit arrangements; pandemics or other health crises; ability to pay any dividends and make any share repurchases; and the effectiveness or execution of our strategic plan. For further information on these risks and uncertainties and other factors that could affect the Company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as the Company’s other SEC filings. The Company undertakes no obligation to update any forward-looking statements or information in this press release, except as required by law.

Non-GAAP Financial Measures
In addition to reporting financial information in accordance with U.S. GAAP, the Company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, GAAP. In addition to the comparable GAAP measures, the Company has disclosed measures excluding the impact of the Atchison distillery, adjusted operating income, adjusted income before income taxes, adjusted net income, adjusted MGP earnings, adjusted EBITDA, net debt, net debt leverage ratio, and adjusted basic and diluted EPS, as well as guidance for adjusted EBITDA and adjusted basic EPS. The presentation of these non-GAAP financial measures should be reviewed in conjunction with operating income, income before income taxes, net income, net income used in earnings per common share calculation, debt, and basic and diluted EPS computed in accordance with U.S. GAAP and should not be considered a substitute for the GAAP measure. We believe that the non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. In addition, management uses these non-GAAP measures in conjunction with GAAP measures when evaluating the Company’s operating results compared to prior periods on a consistent basis, assessing financial trends, and for forecasting purposes. Non-GAAP financial measures may not provide information that is directly comparable to other companies, even if similar terms are used to identify such measures. The attached schedules provide a full reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure. Full year 2024 guidance measures of adjusted EBITDA and adjusted basic EPS are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measures because the Company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. Such items include without limitation, acquisition related expenses, restructuring and related expenses, and other items not reflective of the Company's ongoing operations.

For More Information
Investors:
Amit Sharma, amit.sharma@mgpingredients.com

Media:
Patrick Barry, 314.540.3865, patrick@byrnepr.net

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Sales	$180,796	$214,888	$703,625	$836,523
Cost of sales	106,321	129,743	417,308	531,811
Gross profit	74,475	85,145	286,317	304,712

Advertising and promotion expense	10,513	12,336	40,508	38,213
Selling, general, and administrative expenses	20,449	25,780	81,391	91,395
Impairment of long-lived assets and other	—	1,057	137	19,391
Goodwill impairment	73,755	—	73,755	—
Change in fair value of contingent consideration	200	2,900	16,100	7,100
Operating income (loss)	(30,442)	43,072	74,426	148,613

Interest expense, net	(2,041)	(2,017)	(8,439)	(6,647)
Other income (expense), net	538	(225)	2,455	(220)
Income (loss) before income taxes	(31,945)	40,830	68,442	141,746

Income tax expense	10,053	9,784	33,977	34,616
Net income (loss)	(41,998)	31,046	34,465	107,130

Net loss attributable to noncontrolling interest	36	21	198	345
Net income (loss) attributable to MGP Ingredients, Inc.	(41,962)	31,067	34,663	107,475

Income (loss) attributable to participating securities	466	(311)	(373)	(1,074)
Net income (loss) used in earnings per share calculation	$(41,496)	$30,756	$34,290	$106,401

Weighted average common shares
Basic	21,732,872	22,070,337	22,015,439	22,059,816
Diluted	21,732,872	22,070,337	22,015,439	22,173,918

Earnings per common share
Basic	$(1.91)	$1.39	$1.56	$4.82
Diluted	$(1.91)	$1.39	$1.56	$4.80

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$25,273	$18,388
Receivables, net	148,488	144,286
Inventory	364,944	346,853
Prepaid expenses	3,983	3,580
Refundable income taxes	3,448	1,190
Total current assets	546,136	514,297

Property, plant, and equipment	562,714	489,646
Less accumulated depreciation and amortization	(246,042)	(227,343)
Property, plant, and equipment, net	316,672	262,303
Operating lease right-of-use assets, net	15,540	13,975
Investment in joint venture	7,024	5,197
Intangible assets, net	268,451	271,706
Goodwill	247,789	321,544
Other assets	4,173	3,326
TOTAL ASSETS	$1,405,785	$1,392,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,400	$6,400
Accounts payable	66,336	73,594
Federal and state excise taxes payable	5,358	2,251
Accrued expenses and other	14,356	31,861
Total current liabilities	92,450	114,106

Long-term debt, less current maturities	121,277	85,305
Convertible senior notes	195,864	195,544
Long-term operating lease liabilities	11,940	11,292
Contingent consideration	85,300	69,200
Other noncurrent liabilities	2,981	4,763
Deferred income taxes	63,430	63,071
Total liabilities	573,242	543,281
Total equity	832,543	849,067
TOTAL LIABILITIES AND TOTAL EQUITY	$1,405,785	$1,392,348

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net income	$34,465	$107,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,989	22,113
Impairment of long-lived assets and other	137	19,391
Goodwill impairment	73,755	—
Share-based compensation	4,016	10,635
Equity method investment loss (gain)	(1,827)	337
Deferred income taxes, including change in valuation allowance	359	(4,041)
Change in fair value of contingent consideration	16,100	7,100
Other, net	465	728
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables, net	(4,375)	(32,397)
Inventory	(18,155)	(46,921)
Prepaid expenses	(409)	(481)
Income taxes payable (refundable)	(2,258)	3,136
Accounts payable	(9,099)	(2,406)
Accrued expenses and other	(15,111)	348
Federal and state excise taxes payable	3,107	(2,375)
Other, net	(881)	1,486
Net cash provided by operating activities	102,278	83,783

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(71,181)	(55,267)
Purchase of business, net of cash acquired	—	(103,712)
Other, net	(377)	(263)
Net cash used in investing activities	(71,558)	(159,242)

Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(10,630)	(10,675)
Purchase of Common Stock	(48,773)	(801)
Proceeds from long-term debt	125,000	105,000
Principal payments on long-term debt	(89,400)	(47,600)
Net cash provided by (used in) financing activities	(23,803)	45,924

Effect of exchange rate changes on cash and cash equivalents	(32)	34
Increase (decrease) in cash and cash equivalents	6,885	(29,501)
Cash and cash equivalents, beginning of period	18,388	47,889
Cash and cash equivalents, end of period	$25,273	$18,388

MGP INGREDIENTS, INC.
SALES BY OPERATING SEGMENT
(Dollars in thousands)

	DISTILLING SOLUTIONS SALES
	Quarter Ended December 31,		Quarter versus Quarter Sales Change Increase/(Decrease)
	2024	2023	$ Change	% Change
Brown goods	$66,989	$74,334	$(7,345)	(10)%
Warehouse services	8,818	7,674	1,144	15
White goods and other co-products	6,238	26,905	(20,667)	(77)
Total Distilling Solutions	$82,045	$108,913	$(26,868)	(25)%

	BRANDED SPIRITS SALES
	Quarter Ended December 31,		Quarter versus Quarter Sales Change Increase/(Decrease)
	2024	2023	$ Change	% Change
Premium plus	$28,292	$32,113	$(3,821)	(12)%
Mid	16,844	20,101	(3,257)	(16)
Value	10,402	11,859	(1,457)	(12)
Other	8,467	8,542	(75)	(1)
Total Branded Spirits	$64,005	$72,615	$(8,610)	(12)%

	INGREDIENT SOLUTIONS SALES
	Quarter Ended December 31,		Quarter versus Quarter Sales Change Increase / (Decrease)
	2024	2023	$ Change	% Change
Specialty wheat starches	$18,359	$17,073	$1,286	8%
Specialty wheat proteins	12,821	12,373	448	4
Commodity wheat starches	3,505	3,543	(38)	(1)
Commodity wheat proteins	61	371	(310)	(84)
Total Ingredient Solutions	$34,746	$33,360	$1,386	4%

MGP INGREDIENTS, INC.
SALES BY OPERATING SEGMENT
(Dollars in thousands)

	DISTILLING SOLUTIONS SALES
	Year Ended December 31,		Year versus Year Sales Change Increase/(Decrease)
	2024	2023	$ Change	% Change
Brown goods	$265,873	$289,191	$(23,318)	(8)%
Warehouse services	33,430	28,632	4,798	17
White goods and other co-products	32,901	133,031	(100,130)	(75)
Total Distilling Solutions	$332,204	$450,854	$(118,650)	(26)%

	BRANDED SPIRITS SALES
	Year Ended December 31,		Year versus Year Sales Change Increase/(Decrease)
	2024	2023	$ Change	% Change
Premium Plus	$110,991	$105,465	$5,526	5%
Mid	63,454	75,676	(12,222)	(16)
Value	42,100	47,907	(5,807)	(12)
Other	24,271	24,885	(614)	(2)
Total Branded Spirits	$240,816	$253,933	$(13,117)	(5)%

	INGREDIENT SOLUTIONS SALES
	Year Ended December 31,		Year versus Year Sales Change Increase/(Decrease)
	2024	2023	$ Change	% Change
Specialty wheat starches	$76,005	$66,050	$9,955	15%
Specialty wheat proteins	41,768	48,291	(6,523)	(14)
Commodity wheat starches	12,351	16,413	(4,062)	(25)
Commodity wheat proteins	481	982	(501)	(51)
Total Ingredient Solutions	$130,605	$131,736	$(1,131)	(1)%

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for quarter ended December 31, 2023	$43,072
Decrease in gross profit - Ingredient Solutions segment	(3,859)	(9)	pp(a)
Decrease in gross profit - Branded Spirits segment	(3,560)	(8)	pp
Decrease in gross profit - Distilling Solutions segment	(3,251)	(8)	pp
Decrease in advertising and promotion expenses	1,823	4	pp
Decrease in SG&A expenses	5,331	12	pp
Decrease in impairment of long-lived assets and other	1,057	2	pp
Goodwill impairment	(73,755)	(171)	pp
Change in fair value of contingent consideration	2,700	6	pp
Operating loss for quarter ended December 31, 2024	$(30,442)	(171)%

Operating income, year versus year	Operating Income	Change
Operating income for year ended December 31, 2023	$148,613
Decrease in gross profit - Ingredient Solutions segment	(20,773)	(14)	pp(a)
Decrease in gross profit - Distilling Solutions segment	(3,037)	(2)	pp
Increase in gross profit - Branded Spirits segment	5,415	4	pp
Increase in advertising and promotion expenses	(2,295)	(2)	pp
Decrease in SG&A expenses	10,004	7	pp
Decrease in impairment of long-lived assets and other	19,254	13	pp
Goodwill impairment	(73,755)	(50)	pp
Change in fair value of contingent consideration	(9,000)	(6)	pp
Operating income for year ended December 31, 2024	$74,426	(50)%
(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
EARNINGS PER SHARE (“EPS”) ROLLFORWARD

Change in EPS, quarter versus quarter	EPS	Change
Basic and Diluted EPS for quarter ended December 31, 2023	$1.39
Change in operating income (a)	(2.53)	(182)	pp(b)
Change in other expense, net (a)	0.03	2	pp
Change in weighted average shares outstanding	(0.03)	(2)	pp
Change in effective tax rate	(0.77)	(55)	pp
Basic and Diluted EPS for quarter ended December 31, 2024	$(1.91)	(237)%

Change in EPS, year versus year	EPS	Change
Basic EPS for year ended December 31, 2023	$4.82
Change in operating income(a)	(2.53)	(52)	pp(b)
Change in interest expense(a)	(0.06)	(2)	pp
Change in other expense, net(a)	0.09	2	pp
Change in weighted average shares outstanding	0.01	—	pp
Change in effective tax rate	(0.77)	(16)	pp
Basic and Diluted EPS for year ended December 31, 2024	$1.56	(68)%

(a) Items are net of tax based on the effective tax rate for the base year (2023).
(b) Percentage points ("pp")

MGP INGREDIENTS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO ADJUSTED NON-GAAP MEASURES (UNAUDITED)(in thousands)

	Quarter Ended December 31, 2024
	Operating Income	Income before Income Taxes	Net Income(b)	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$(30,442)	$(31,945)	$(41,998)	$(41,496)	$(1.91)
Goodwill impairment(c)	73,755	73,755	73,755	72,943	3.36
Fair value of contingent consideration(d)	200	200	152	150	0.01
Business acquisition costs(e)	15	15	11	11	—
Executive transition costs(f)	2,857	2,857	2,171	2,145	0.10
Unusual items costs(g)	408	408	310	306	0.01
Adjusted Non-GAAP results	$46,793	$45,290	$34,401	$34,059	$1.57

	Quarter Ended December 31, 2023
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$43,072	$40,830	$31,046	$30,756	$1.39
Impairment of long-lived assets and other(h)	1,057	1,057	803	803	0.04
Fair value of contingent consideration(d)	2,900	2,900	2,204	2,204	0.10
Business acquisition costs(e)	246	246	187	187	0.01
Executive transition costs(f)	3,134	3,134	2,382	2,382	0.10
Adjusted Non-GAAP results	$50,409	$48,167	$36,622	$36,332	$1.64

	Year Ended December 31, 2024
	Operating Income	Income before Income Taxes	Net Income(b)	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$74,426	$68,442	$34,465	$34,290	$1.56
Goodwill impairment(c)	73,755	73,755	73,755	72,950	3.31
Impairment of long-lived assets and other(h)	137	137	104	103	0.01
Fair value of contingent consideration(d)	16,100	16,100	12,252	12,118	0.55
Business acquisition costs(e)	116	116	88	87	—
Executive transition costs(f)	4,075	4,075	3,101	3,067	0.14
Unusual items costs(g)	2,081	2,081	1,584	1,566	0.07
Adjusted Non-GAAP results	$170,690	$164,706	$125,349	$124,181	$5.64

	Year Ended December 31, 2023
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic EPS	Diluted EPS
Reported GAAP Results	$148,613	$141,746	$107,130	$106,401	$4.82	$4.80
Impairment of long-lived assets and other(h)	19,391	19,391	14,660	14,660	0.66	0.66
Fair value of contingent consideration(d)	7,100	7,100	5,368	5,368	0.24	0.24
Business acquisition costs(e)	2,060	2,060	1,557	1,557	0.07	0.07
Executive transition costs(f)	3,134	3,134	2,369	2,369	0.11	0.11
Adjusted Non-GAAP results	$180,298	$173,431	$131,084	$130,355	$5.90	$5.88

MGP INGREDIENTS, INC.
DESCRIPTION OF NON-GAAP ITEMS

(a)MGP Earnings has been defined as "Net income (loss) used in earnings per share calculation," which accounts for the impacts of the net loss attributable to noncontrolling interest and income (loss) attributable to participating securities.

(b)Excluding the impacts of the nondeductible goodwill impairment, the effective tax rate was 24.0% and 23.9% for the quarter and year ended December 31, 2024, respectively. This is the effective tax rate used for the non-GAAP items.

(c)Goodwill impairment relates to the write down of the goodwill during the quarter and year ended December 31, 2024. This is nondeductible for income tax purposes. It is included in the Consolidated Statement of Income as a component of operating income and relates to the Branded Spirits segment.

(d)Fair value of contingent consideration relates to the quarterly adjustment of the contingent consideration liability related to the acquisition of Penelope Bourbon LLC. It is included in the Consolidated Statement of Income as a component of operating income and relates to the Branded Spirits segment.

(e)Business acquisition costs are included in the Consolidated Statement of Income within the selling, general, and administrative line item and include transaction and integration costs associated with the acquisition of Penelope Bourbon LLC.

(f)The executive transition costs are included in the Consolidated Statement of Income within the selling, general and administrative line item. The adjustment includes costs related to the transition of certain executive positions.

(g)The unusual items costs are included in the Consolidated Statement of Income within the selling, general, and administrative line item. The adjustment includes professional and legal costs associated with special projects.

(h)The impairment of long-lived assets and other relates to the closure of the Company's distillery located in Atchison, Kansas, which included $17,112 of impairment of assets as well as $2,279 of expenses related to severance costs, inventory write offs, contract termination fees, consulting fees, and other miscellaneous expenses for the year ended December 31, 2023. For the quarter ended December 31, 2023, the full expense amount relates to severance costs, inventory write offs, contract termination fees, consulting fees and other miscellaneous expenses. For the year ended December 31, 2024, the full expense amount relates to miscellaneous expenses. Impairment of long-lived assets and other are included in the Consolidated Statement of Income as a component of operating income and relates to the Distilling Solutions segment.

MGP INGREDIENTS, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND NET DEBT LEVERAGE RATIO
(UNAUDITED) (in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net Income (loss)	$(41,998)	$31,046	$34,465	$107,130
Interest expense	2,041	2,017	8,439	6,647
Income tax expense	10,053	9,784	33,977	34,616
Depreciation and amortization	5,691	5,841	21,989	22,113
Share based compensation	440	1,850	3,188	7,501
Equity method investment loss (gain)	(381)	146	(1,827)	337
Impairment of long-lived assets and other	—	1,057	137	19,391
Goodwill impairment	73,755	—	73,755	—
Fair value of contingent consideration	200	2,900	16,100	7,100
Business acquisition costs	15	246	116	2,060
Executive transition costs	2,857	3,134	4,075	3,134
Unusual items costs	408	—	2,081	—
Adjusted EBITDA	$53,081	$58,021	$196,495	$210,029

Total debt			$323,541	$287,249
Cash and cash equivalents			25,273	18,388
Net debt			$298,268	$268,861

Net debt leverage ratio(a)			1.5	1.3

(a) Net leverage ratio defined as net debt divided by adjusted EBITDA

The non-GAAP adjusted EBITDA measure is defined as earnings before interest expense, income tax expense, depreciation and amortization, share based compensation, equity method investment loss (gain), impairment of long-lived assets and other, goodwill impairment, fair value of contingent consideration, business acquisition costs, executive transition costs, and unusual items costs.

See "Reconciliation of selected GAAP measures to adjusted non-GAAP measures" and "Description of Non-GAAP items" for further details.

MGP INGREDIENTS, INC.
DILUTIVE SHARES OUTSTANDING CALCULATION
(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Principal amount of the bonds	$201,250,000	$201,250,000	$201,250,000	$201,250,000
Par value	$1,000	$1,000	$1,000	$1,000
Number of bonds outstanding (b)	201,250	201,250	201,250	201,250

Initial conversion rate	10.3911	10.3911	10.3911	10.3911
Conversion price	$96.23620	$96.23620	$96.23620	$96.23620

Average share price (c)	$54.41547	$96.08000	$75.30083	$101.79016
Impact of conversion (d)	$—	$—	$—	$212,864,486

Cash paid for principal	(201,250,000)	(201,250,000)	(201,250,000)	(201,250,000)
Conversion premium	$—	$—	$—	$11,614,486

Average share price	$54.41547	$96.08000	$75.30083	$101.79016
Conversion premium in shares (a) (e)	—	—	—	114,102

(a)Number of bonds outstanding is calculated by taking the principal amount of the bonds divided by the par value.

(b)Average share price is calculated by taking the average of the daily closing share price for the period. If the average share price is less than the conversion price of $96.23620 per share, the impact to EPS is anti-dilutive and therefore the shares were excluded from the diluted EPS calculation.

(c)Impact of conversion is calculated by taking the number of bonds outstanding multiplied by the initial conversion rate multiplied by the average share price. If the average share price is less than the conversion price then the impact of conversion is zero.

(d)The impacts of the Convertible Senior Notes were included in the diluted weighted average common shares outstanding if the impact was dilutive. The Convertible Senior Notes would only have a dilutive impact if the average market price per share during the quarter and year to date period exceeds the conversion price of $96.23620 per share.

(e)Conversion premium in shares is calculated by taking the conversion premium divided by the average share price. If the average share price is less than the conversion price, then the conversion premium in shares is zero.

MGP INGREDIENTS, INC.
Impact of the Planned Closure of the Atchison Distillery
Segment Operating Results and Pro-Forma Results
Quarter Ended December 31, 2024
(UNAUDITED) (in thousands)

	Distilling Solutions
	Quarter Ended December 31, 2024		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change	% Change
Brown Goods	$66,989	$66,989	$—	—%
Warehouse services	8,818	8,818
White goods and other co-products	6,238	6,238	—	—
Total Sales	$82,045	$82,045	$—	—%

Gross profit	$36,727	$36,727	$—	—%
Gross margin %	44.8%	44.8%		—	pp(c)

	Ingredient Solutions
	Quarter Ended December 31, 2024		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change		% Change
Specialty wheat starches	$18,359	$18,359	$—		—%
Specialty wheat proteins	12,821	12,821	—		—
Commodity wheat starches	3,505	3,505	—		—
Commodity wheat proteins	61	61	—		—
Total Sales	$34,746	$34,746	$—		—%

Gross profit	$8,163	$8,163	$—	(d)	—%
Gross margin %	23.5%	23.5%			—	pp(c)

	Consolidated
	Quarter Ended December 31, 2024		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change	% Change
Sales	$180,796	$180,796	$—	—%
Gross profit	$74,475	$74,475	$—	—%
Gross margin %	41.2%	41.2%		—	pp(c)

(a)Represents actual results of the Company for the quarter ended December 31, 2024.
(b)Represents the Company's results for the quarter ended December 31, 2024 excluding results associated with the Company's Atchison, Kansas distillery. These are pro-forma unaudited financial results and are preliminary. In some circumstances, white goods, industrial alcohol, fuel grade alcohol, and at times certain co-products are produced at the Company's Lawrenceburg, Indiana distillery. The pro-forma financial results assume the loss of the waste starch slurry credit and no gain or loss on the disposal. The results of the Branded Spirits segment for the quarter ended December 31, 2024 would not have been impacted by a closure of the Atchison, Kansas distillery.
(c)Percentage points (“pp”).
(d)There was no reduction in gross profit for the Ingredient Solutions segment as the Company is no longer receiving an intercompany credit for the waste starch slurry by-product since the closure of the distillery in Atchison Kansas during December 2023.

MGP INGREDIENTS, INC.
Impact of the Planned Closure of the Atchison Distillery
Segment Operating Results and Pro-Forma Results
Quarter Ended December 31, 2023
(UNAUDITED) (in thousands)

	Distilling Solutions
	Quarter Ended December 31, 2023		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change	% Change
Brown Goods	$74,334	$74,334	$—	—%
Warehouse services	7,674	7,674	—	—
White goods and other co-products	26,905	5,390	(21,515)	(80)
Total Sales	$108,913	$87,398	$(21,515)	(20)%

Gross profit	$39,978	$43,528	$3,550	9%
Gross margin %	36.7%	49.8%		13.1	pp(c)

	Ingredient Solutions
	Quarter Ended December 31, 2023		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change		% Change
Specialty wheat starches	$17,073	$17,073	$—		—%
Specialty wheat proteins	12,373	12,373	—		—
Commodity wheat starches	3,543	3,543	—		—
Commodity wheat proteins	371	371	—		—
Total Sales	$33,360	$33,360	$—		—%

Gross profit	$12,022	$10,726	$(1,296)	(d)	(11)%
Gross margin %	36.0%	32.2%			(3.8)	pp(c)

	Consolidated
	Quarter Ended December 31, 2023		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change	% Change
Sales	$214,888	$193,373	$(21,515)	(10)%
Gross profit	$85,145	$87,399	$2,254	3%
Gross margin %	39.6%	45.2%		5.6	pp(c)
(a)Represents actual results of the Company for the quarter ended December 31, 2023.
(b)Represents the Company's results for the quarter ended December 31, 2023 excluding results associated with the Company's Atchison, Kansas distillery. These are pro-forma unaudited financial results and are preliminary. In some circumstances, white goods, industrial alcohol, fuel grade alcohol, and at times certain co-products are produced at the Company's Lawrenceburg, Indiana distillery. The pro-forma financial results assume the loss of the waste starch slurry credit and no gain or loss on the disposal. The results of the Branded Spirits segment for the quarter ended December 31, 2023 would not have been impacted by a closure of the Atchison, Kansas distillery.
(c)Percentage points (“pp”).
(d)The reduction in gross profit for the Ingredient Solutions segment is the result of increased cost of goods sold from no longer receiving an intercompany credit for the waste starch slurry by-product purchased by the adjoined Atchison, Kansas distillery. The value of the intercompany credit is derived from the value of corn which has fluctuated over time.

MGP INGREDIENTS, INC.
Impact of the Planned Closure of the Atchison Distillery
Segment Operating Results and Pro-Forma Results
Year Ended December 31, 2024
(UNAUDITED) (in thousands)

	Distilling Solutions
	Year Ended December 31, 2024		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change	% Change
Brown Goods	$265,873	$265,873	$—	—%
Warehouse services	33,430	33,430
White goods and other co-products	32,901	31,609	(1,292)	(4)
Total Sales	$332,204	$330,912	$(1,292)	—%

Gross profit	$141,927	$142,380	$453	—%
Gross margin %	42.7%	43.0%		0.3	pp(c)

	Ingredient Solutions
	Year Ended December 31, 2024		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change		% Change
Specialty wheat starches	$76,005	$76,005	$—		—%
Specialty wheat proteins	41,768	41,768	—		—
Commodity wheat starches	12,351	12,351	—		—
Commodity wheat proteins	481	481	—		—
Total Sales	$130,605	$130,605	$—		—%

Gross profit	$26,194	$26,194	$—	(d)	—%
Gross margin %	20.1%	20.1%			—	pp(c)

	Consolidated
	Year Ended December 31, 2024		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change	% Change
Sales	$703,625	$702,333	$(1,292)	—%
Gross profit	$286,317	$286,770	$453	—%
Gross margin %	40.7%	40.8%		0.1	pp(c)

(a)Represents actual results of the Company for the year ended December 31, 2024, as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.
(b)Represents the Company's results for the year ended December 31, 2024 excluding results associated with the Company's Atchison, Kansas distillery. These are pro-forma unaudited financial results and are preliminary. In some circumstances, white goods, industrial alcohol, fuel grade alcohol, and at times certain co-products are produced at the Company's Lawrenceburg, Indiana distillery. The pro-forma financial results assume the loss of the waste starch slurry credit and no gain or loss on the disposal. The results of the Branded Spirits segment for the year ended December 31, 2024 would not have been impacted by a closure of the Atchison, Kansas distillery.
(c)Percentage points (“pp”).
(d)There was no reduction in gross profit for the Ingredient Solutions segment as the Company is no longer receiving an intercompany credit for the waste starch slurry by-product since the closure of the distillery in Atchison Kansas during December 2023.

MGP INGREDIENTS, INC.
Impact of the Planned Closure of the Atchison Distillery
Segment Operating Results and Pro-Forma Results
Year Ended December 31, 2023
(UNAUDITED) (in thousands)

	Distilling Solutions
	Year Ended December 31, 2023		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change	% Change
Brown Goods	$289,191	$289,191	$—	—%
Warehouse services	28,632	28,632	—	—
White goods and other co-products	133,031	24,533	(108,498)	(82)
Total Sales	$450,854	$342,356	$(108,498)	(24)%

Gross profit	$144,964	$156,075	$11,111	8%
Gross margin %	32.2%	45.6%		13.4	pp(c)

	Ingredient Solutions
	Year Ended December 31, 2023		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change		% Change
Specialty wheat starches	$66,050	$66,050	$—		—%
Specialty wheat proteins	48,291	48,291	—		—
Commodity wheat starches	16,413	16,413	—		—
Commodity wheat proteins	982	982	—		—
Total Sales	$131,736	$131,736	$—		—%

Gross profit	$46,967	$40,538	$(6,429)	(d)	(14)%
Gross margin %	35.7%	30.8%			(4.9)	pp(c)

	Consolidated
	Year Ended December 31, 2023		Increase/(Decrease)
	As Reported (a)	Pro-Forma(b)	$ Change	% Change
Sales	$836,523	$728,025	$(108,498)	(13)%
Gross profit	$304,712	$309,394	$4,682	2%
Gross margin %	36.4%	42.5%		6.1	pp(c)
(a)Represents actual results of the Company for the year ended December 31, 2023, as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.
(b)Represents the Company's results for the year ended December 31, 2023 excluding results associated with the Company's Atchison, Kansas distillery. These are pro-forma unaudited financial results and are preliminary. In some circumstances, white goods, industrial alcohol, fuel grade alcohol, and at times certain co-products are produced at the Company's Lawrenceburg, Indiana distillery. The pro-forma financial results assume the loss of the waste starch slurry credit and no gain or loss on the disposal. The results of the Branded Spirits segment for the year ended December 31, 2023 would not have been impacted by a closure of the Atchison, Kansas distillery.
(c)Percentage points (“pp”).
(d)The reduction in gross profit for the Ingredient Solutions segment is the result of increased cost of goods sold from no longer receiving an intercompany credit for the waste starch slurry by-product purchased by the adjoined Atchison, Kansas distillery. The value of the intercompany credit is derived from the value of corn which has fluctuated over time.